EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Second Quarter 2020 Conference Call
July 30, 2020
10 a.m. CT

Introductory Comments - Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the second quarter of 2020 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on July 29, 2020 and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the second quarter of 2020 with the second quarter of 2019.

I will now turn the call over to Rob Hays. Please go ahead, sir.

Introduction - Rob Hays

Good morning, and welcome to our call.

I hope everyone is continuing to be safe and healthy. The last several months are unlike anything most of us have experienced in our lifetimes, and these remain challenging times for our country, the economy, and of course, the hospitality industry.

I'll start with the current environment and how Ashford Trust has managed through the pandemic and the early parts of the recovery. After that, Deric will review our financial results, and then Jeremy will provide an operational update on our portfolio.

This quarter has been defined by the coronavirus pandemic, and while we have made progress getting our business back up and running, the impact COVID-19 has had on the U.S. hospitality industry and the day-to-day operations at our hotels has been profound.

As we discussed on our last earnings call, our response to this pandemic has been swift and comprehensive. We have focused our efforts on providing a safe environment for the guests and staff at our properties, while at the same time taking aggressive measures to protect our properties and maintain our financial flexibility so that we can be in a position to return to profitability as the economy opens up and travel resumes. Additionally, given the economic impact of this pandemic, we were required to make the difficult decision to temporarily suspend operations at many of our properties. I am pleased to report that we currently have only 4 properties with suspended operations compared to 23 properties at the time of our last earnings call and those last few properties should be re-opening very soon.

As we look at our portfolio, we continue to believe the fastest segments to rebound will be leisure and other transient business, with the group segment slower in its recovery. We are concerned about what the state of the industry may be after Labor Day, when leisure travel slows and hotels typically rely more heavily on group and business travel as those segments are unlikely to rebound quickly. We do not yet feel confident that we will see a material improvement in occupancy as we go into the fall, which is concerning. There continues to be significant re-opening uncertainties in the economy, with newly-reinstated COVID-19 travel advisories and restrictions in some parts of the country. While we do not expect another national shutdown, we do anticipate some regional impact as travelers are again encouraged to stay home.

Operationally, we are focused on mitigating the financial impact of the pandemic with cost control initiatives, including working closely with our property managers to manage cost structures and maximize liquidity at our properties. This is where our relationship with our affiliated property manager, Remington, really sets us apart. Remington has been able to quickly cut costs and rapidly adjust to this new operating environment. We are proud of their efforts and believe it sets us up well to outperform as the industry recovers. Jeremy will discuss this in more detail.

We have also significantly reduced our planned spend for capital expenditures for the year, suspended both our common and preferred dividends, and reduced our corporate G&A by approximately 25%. Deric will discuss this and more detail around our liquidity shortly, but throughout the quarter, we have taken action to maintain our financial flexibility including not making principal or interest payments on nearly all of our loans since April 1.

We have been actively working with our lenders on our property-level debt to arrange mutually acceptable forbearance agreements to reduce our near-term cash utilization and improve our liquidity. We have had some success with those discussions including executing forbearance or other agreements on 6 loans secured by 24 hotels. In addition, we have come to an agreement-in-principle on several other loan pools that are currently being documented, and we hope to have them signed up in the next few weeks. Discussions on the remaining loan pools are ongoing. The forbearance agreements typically allow us to defer interest on the loans for up to six months subject to certain conditions. They also allow the Company to utilize lender and manager held reserve accounts, which are included in restricted cash on the Company’s balance sheet, in order to fund operating shortfalls at the hotels. We look forward to providing additional information as we continue to work through this process.

It is likely, however, that we will be unable to agree on forbearance terms on all of our loan pools, and investors should anticipate that we may be handing back some assets to lenders in the months to come. There are several reasons why we may decide to give assets back to the lenders: 1) there is negative equity in the loan pool that is unlikely to reach positive equity in the medium- to long-term; 2) there are significant cash requirements at the property (such as operating shortfalls, ongoing debt service, or capital expenditures) that we do not believe are economical; or 3) the terms the lenders / servicers are proposing are onerous and make keeping the property unattractive. While we hope to retain as many of our properties as possible, I do think it is important for our investors to know that we will plan on handing back assets that do not create long-term value for our shareholders.

The first half of 2020 has been extraordinary by any measure, and I could not be prouder of the effort and the performance of our teams during this time. I believe our response has been the right one for both the short- and long-term health of our guests, our portfolio, the communities we serve, and our shareholders. We are closely monitoring this fluid situation and have plans in place to continue to reopen closed properties as government edicts allow and business demand and conditions improve. Our management team has had extensive experience in effectively navigating tough market environments and extended downturns. Each crisis is invariably different, but we believe we have the right management team in place to protect the long-term values of our assets and the company.

I will now turn the call over to Deric to review our second quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Rob.

For the second quarter of 2020, we reported a net loss attributable to common stockholders of $215.3 million, or $20.85 per diluted share.

For the quarter, we reported AFFO per diluted share of negative $12.32.

Adjusted EBITDAre totaled negative $56.5 million for the quarter.

At the end of the second quarter, we had $4.1 billion of mortgage loans with a blended average interest rate of 3.7%. This average interest rate does not take into account any default rates. Our loans were 9% fixed rate and 91% floating rate. Our loans are all non-recourse, and we have no corporate loans. As Rob mentioned, we have signed forbearance or other agreements on 6 loans secured by 24 hotels and are discussing forbearance agreements with our property-level lenders on all other loans.

We ended the quarter with $274 million of liquidity including cash and cash equivalents of $165 million and restricted cash of $95 million. The vast majority of that restricted cash is comprised of lender and manager held reserve accounts. We have been and continue to work with our property managers and lenders in order to utilize these lender and manager held reserves to fund operating shortfalls at our hotels. At the end of the quarter, we also had $13 million in due from third-party hotel managers. This represents cash held by one of our property managers which is also available to fund hotel operating costs.

As of June 30, 2020, our portfolio consisted of 116 hotels with 24,719 net rooms.

Our current share count stands at 12.5 million fully diluted shares outstanding, which is comprised of 10.5 million shares of common stock and 2.1 million OP units and reflects our recent 1 for 10 reverse stock split.

On July 20, 2020, we filed a preliminary S-4 describing an offer to exchange our preferred stock for common stock and cash. As this is a preliminary filing, we cannot comment on the offering and will have to wait until the registration statement is effective to discuss the details around this offering. On July 27, 2020, we also filed a preliminary proxy statement calling a special meeting of our common stockholders for the purpose of approving matters related to our proposed preferred stock exchange offer.

The proxy statement is also subject to SEC review and comment and, as a result, we will have to wait for its effectiveness as well in order to comment on it.

This concludes our financial review, and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio decreased 88.3% during the second quarter of 2020. Hotel EBITDA flow-through was 48%. Business in April was driven by COVID-19 responders and healthcare workers, where we saw significant participation at Marriott Bridgewater, Embassy Suites New York Manhattan Times Square, and Embassy Suites Santa Clara. Transient leisure travel-especially on weekends-returned later in the quarter. There was very little corporate business travel. Generally, RevPAR bottomed out by mid-April and experienced steady week-over-week growth over the next few months. Also, select service and extended stay hotels tended to fare better, driven by long-term stays and essential travel segments.

When it became apparent that the COVID-19 pandemic was going to severely impact our hotels’ performance, we took swift action to put ourselves in position for long-term success. During the second quarter, we reduced operating expenses significantly: by 73.6%, or $185 million, relative to last year. These cuts resulted in Hotel EBITDA flow-through of 48%, which is a remarkable accomplishment by our asset managers and our property managers working together. We responded quickly and aggressively to reduce costs in response to the unprecedented decline in hotel revenues. Of the 23 hotels where we temporarily suspended operations, all but 4 have reopened. We suspended services at these hotels in order to minimize costs where there was little business in the market. These are unprecedented times and, as a result, asset management, property management, and the brands are all working together as never before. We want to bring back our associates as soon as we can once hotel demand recovers. Our associates have been stretched to their limits, working through significant challenges, but folks have risen to the occasion. We are proud as a management team to see how everyone has contributed while being asked to do more for less.

The following are a few of the many steps we have taken at our hotels to reduce expenses and generate revenue. We have reduced staff through furloughs and layoffs to skeleton crews, and have put a freeze on employee hiring and are deferring new hires. We are scheduling partial shifts when full shifts are not necessary, and we have substantially eliminated housekeeping service for stayovers. We have substantially eliminated van transportation, airport shuttle service, valet parking services, turndown service, and all amenities that exceed brand standards. We have suspended services at concierge lounges, M Clubs, and spas and kids clubs. We have blocked off and shut down floors and wings of hotels, and have set all thermostats in rooms and public spaces to temperatures that conserve the most power. We have turned off in-room refrigerators and unplugged kitchen, back of house, and office equipment. We have suspended services at many food and beverage outlets. We have renegotiated pricing on, or are cancelling, service contracts. We are working diligently to collect cancellation fees or partner with group customers to rebook their programs for a later date. Our hotels participated in Hilton’s Frontline program and Marriott’s Rooms for Responders and Community Caregiver rates. And, we have registered hotels with FEMA, CLC, Hotels for Hope, state lodging associations, and California’s hotels for healthcare workers. We are actively seeking how we can best partner with local and city groups to help in our communities and provide shelter for first responders and vulnerable populations. Additionally, our focus has been on securing partnerships with long term projects, airline crews, and universities to provide student housing during upcoming semesters.

As I mentioned earlier, we had a number of hotels successfully participate in Hilton and Marriott’s room programs for responders. For example, the Marriott Bridgewater averaged 60 rooms per night through Marriott’s program in April and May, contributing to Hotel EBITDA flow-through of 52% during the second quarter while Comparable RevPAR fell 83.1%. In addition, the guestroom renovation was restarted on June 15-following a pause due to New Jersey restrictions-and completion is estimated for September.

Another one of our hotels that helped its local community is the Marriott Research Triangle Park in Durham, North Carolina. A local shelter bought out the hotel for the duration of the second quarter, actually leading to an occupancy increase of 19.2% despite Comparable RevPAR decreasing 49.1%. Hotel EBITDA flow-through was 65%, and EBITDA margin grew 73 basis points.

Since early May, our focus has shifted to ensure we have strategies in place to accommodate pent up leisure travel. The Lakeway Resort in Austin, Texas is a good example of how drive-to leisure markets drove results, especially on weekends. Attracting leisure travelers, the hotel rebounded toward the end of the second quarter, with 71% occupancy in June and a sellout every weekend in June. Despite comparable RevPAR for the second quarter decreasing 43.8%, rate increased 1.8% and Hotel EBITDA flow-through was 56%.

During the last few years, we have invested significant capital in renovating our portfolio to maintain competitiveness. Looking ahead to the second half of 2020, these investments will provide us with a competitive advantage while our industry weathers the storm brought on by the COVID-19 pandemic. Additionally, our capital investment strategies will allow us to allocate capital more shrewdly for the remainder of the year, including the completion of the guestroom renovation at the Marriott Bridgewater towards the end of the third quarter.

That concludes our prepared remarks. Before we move to Q&A, I would like to thank our brand partners Marriott, Hilton, and Hyatt for their remarkable efforts on our behalf and their continued partnership with us during these unprecedented times. We will now open up the call for Q&A.

Rob Hays
Thank you for joining today’s call, and we look forward to speaking with you again next quarter.

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